UNITED STATES
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Washington, D.C. 20549

SCHEDULE 14A

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Angel Oak Financial Strategies Income Term Trust

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Angel Oak Financial Strategies Income Term Trust (FINS) Institutional Shareholder Services Presentation For professional use only. This presentation is intended only for one - on - one presentations. Information provided herein is confi dential and may not be reproduced or distributed. Not for use with the general public.

Annual Shareholder Meeting 2 Angel Oak Financial Strategies Income Term Trust (FINS) Angel Oak Capital Advisors, LLC (“Angel Oak”) Investment Adviser April 16, 2025 Record Date June 26, 2025 Meeting Date To approve a New Investment Advisory Agreement between the Fund and the Adviser. Proposal 1 To elect each of Keith M. Schappert and Andrea N. Mullins as a Class II Trustee of the Board of Trustees of the Fund. Proposal 2 To ratify the selection of Cohen & Company, Ltd. as the Fund’s independent public accounting firm for the fiscal year ending January 31, 2026. Proposal 3

Key Facts 3 Angel Oak Financial Strategies Income Term Trust as of March 31, 2025  Morningstar Rating (as of May 28, 2025) $354 million Net Assets $481 million Managed Assets 26.4% Leverage Ratio 25,062,638 Shares Outstanding 59,482 Average Daily Volume 4.6% Discount Note: Data as of most recent quarterly fund fact sheet. Morningstar rating as of May 28, 2025.

Proposal 1

Change in Control 5 Angel Oak Companies, LP, the parent of Angel Oak Asset Management Holdings, LLC, itself the parent of the Fund’s investment adviser, and Brookfield Asset Management Ltd. (“Brookfield”) have announced that Brookfield will acquire a majority of Angel Oak Companies, LP. • The Investment Company Act of 1940, as amended (the “1940 Act”), provides that a fund’s investment advisory agreement terminates whenever there is a “change in control” of an investment adviser. • The acquisition by Brookfield will not result in any material changes to the day - to - day management and operations of the Fund. • The portfolio managers, Fund officers, and other personnel involved in the management of the Fund will remain the same. • No “unfair burden” will be imposed on the Fund’s shareholders as a result of a transaction; instead, fees will remain unchanged, and the board will become more independent: — Management Fee will remain unchanged following the closing of the transaction; and — The current Operating Expense Limitation will remain in place through at least September 30, 2027; — A current interested trustee, Clayton Triick will resign from the Board so that the Board will be at least 75% Independent .

The Fund has outperformed its benchmark and the investment grade index for the Year - to - Date, 1 - Year, 3 - Years, and Since Inception periods based on the most recent quarterly data. Performance 6 Since Inception 2 3 - Year 1 - Year Year - to - Date Total Return as of March 31, 2025 1 12.56% 14.34% 19.50% 8.79% FINS (Market Value) 13.21% 7.44% 12.55% 2.78% XFINX (Net Asset Value) 4.80% 1.56% 4.88% 2.78% Bloomberg U.S. Aggregate Bond Index 10.06% 3.42% 4.87% 2.36% Bloomberg U.S. Corporate Investment Grade Index 1 Source: Bloomberg. Total return for the 3 - Year and Since Inception periods represents cumulative performance and is not annuali zed. 2 Inception Date: May 29, 2019

Value of Initial NAV per Share Angel Oak Capital Advisors, LLC 7 $18 $19 $20 $21 $22 $23 $24 $25 Angel Oak Financial Strategies Income Term Trust Bloomberg U.S. Aggregate Bond Index An investment at the initial NAV of $20 per share is now worth $23.00 including return of capital, compared to the benchmark’s value of $20.90. 1 1 Source: Morningstar. Data as of May 28, 2025. Includes impact from recent rights offering.

Total Return Profile Angel Oak Capital Advisors, LLC 8 -35% -30% -25% -20% -15% -10% -5% 0% 5% 10% 15% 20% FINS Total Return (Market Price & NAV) vs. Benchmark FINS Market Price FINS Net Asset Value Bloomberg U.S. Aggregate Bond Index 1 Source: Morningstar, Bloomberg and UBS. 1 - , 3 - and 5 - year periods are displayed on an annualized basis. Data as of May 28, 202 5. 2 Peers represent Western Asset Premier Bond Fund (WEA), John Hancock Income Securities Trust (JHS), Blackrock Credit Allocatio n Income Trust (BTZ) and Nuveen Core Plus Impact Fund (NPCT). Index represents The Bloomberg US Aggregate Bond TR Index. Jun 2019 2020 2021 2022 2023 2024 2025 Both market price and NAV have outperformed the Fund’s benchmark and Peers. 7.3 16.6 5.7 4.5 3.6 9.8 4.4 2.4 1.4 9.3 2.3 2.9 1.8 6.7 2.5 1.8 1.9 5.3 1.1 - 0.9 -5.0 0.0 5.0 10.0 15.0 20.0 Year-to-Date 1-Year Period 3-Year Period 5-Year Period Trailing Returns FINS (Price) Peers (Price) FINS (NAV) Peers (NAV) Index C C

Distributions Angel Oak Capital Advisors, LLC 9 • Distribution rate increased by 15% in September 2023. • Level distribution policy. • Distribution rate of 10.0% as of May 28, 2025. • The Fund has distributed $7.54 per share to shareholders since inception through May 28, 2025, including $3.01 per share return of capital • Distribution rate ranks #1 among the Peer Group as of May 28, 2025. 1 1 Source: Fuse Research. Peer Group: BlackRock Core Bond Trust (BHK), Insight Selection Income Fund (INSI), Invesco Bond Fund ( VB F), John Hancock Income Securities Trust (JHS), Western Asset Investment Grade Income Fund (PAI), Wester Asset Investment Grade Opportunity Trust (IG I), and Western Asset Premier Bond Fund (WEA). $0.00 $0.01 $0.02 $0.03 $0.04 $0.05 $0.06 $0.07 $0.08 $0.09 $0.10 $0.11 Apr-20 Jun-20 Aug-20 Oct-20 Dec-20 Feb-21 Apr-21 Jun-21 Aug-21 Oct-21 Dec-21 Feb-22 Apr-22 Jun-22 Aug-22 Oct-22 Dec-22 Feb-23 Apr-23 Jun-23 Aug-23 Oct-23 Dec-23 Feb-24 Apr-24 Jun-24 Aug-24 Oct-24 Dec-24 Feb-25 Apr-25 ROC Income Avg. ROC

Discount Angel Oak Capital Advisors, LLC 10 • Like many closed - end funds, FINS experienced discount widening from the Covid - 19 pandemic and rising interest rates (2022 - 2023). • Fund actions including increasing the distribution rate and growing the fund to increase liquidity and trading volumes have driven improvement in the discount. • Discount has narrowed to less than 5% as of May 28, 2025. • As of May 28, 2025, the Fund’s discount is one of the best in its peer group and has seen one of the largest improvements over the past year. Covid - 19 Pandemic Note: Peak discount was 31% on 3/18/20, during the COVID - 19 pandemic. 1 Source: Bloomberg, Morningstar, FactSet, Fund Filings and UBS. Data as of 5/28/25. FINS , (4.73) WEA , (3.4) JHS , (6.41) BTZ , (5.12) NPCT , (5.75) (14.0) (12.0) (10.0) (8.0) (6.0) (4.0) (2.0) 0.0 2.0 May-24 Aug-24 Oct-24 Jan-25 Mar-25 May-25 Premium / (Discount) – Recent 1 - Year Period FINS WEA JHS BTZ NPCT -10.0% -7.5% -5.0% -2.5% 0.0% 2.5% 5.0% 7.5% 10.0% 12.5% 15.0% 17.5% 20.0% FINS Discount FINS Avg. Discount Dividend Increase Rights Offering Rights Offering

Trading Volume Angel Oak Capital Advisors, LLC 11 51.2 64.5 0 10 20 30 40 50 60 70 First Half (IPO - 05/31/22) Second Half (05/31/22 - Current) ADTV (000s) 43.7 59.1 2-Year Post IPO Period Recent 2-Year Period 39.7 60.9 1-Year Post IPO Period Recent 1-Year Period Decisive actions including rights offerings and fund acquisitions have driven improved trading volume and liquidity in FINS. 1 1 Source: FactSet and UBS. Data as of May 28, 2025.

Response to Trevor Montano’s Proxy Statement 12 Mr. Montano has recommended that shareholders vote AGAINST the approval of the new investment advisory agreement. • In previous communications with the Fund’s investment adviser, Mr. Montano expressed only his desire to become a Trustee of the Fund and never indicated any desire to replace Angel Oak as the investment adviser. • Mr. Montano makes no recommendation of a new investment adviser and does not acknowledge the lengthy and costly process involved in such a transition. • Mr. Montano contacted the Fund’s portfolio managers after the acquisition by Brookfield was announced to express his congratulations to Angel Oak. There was no indication that he considered the transaction to be bad for shareholders. • Mr. Montano’s recommendation against Proposal 1 seems to be opportunistic and not in the interests of the Fund or its shareholders. • Despite Mr. Montano’s assertions regarding the Fund’s performance: — Morningstar Rating : The Fund is currently rated five stars by Morningstar; — Total Return : The Fund’s total return (both market price and NAV) has outperformed the Bloomberg U.S. Aggregate Bond Index and the Bloomberg Corporate Investment Grade Index; — Value of Initial Investment : An investment at the Fund’s initial NAV per share of $20 would be worth $23 today including return of capital.

Proposal 2

Change is Not Warranted 14 Replacing two existing Trustees with a new Trustee is not in the best interest of shareholders. The Board remains confident in its ability and the investment adviser’s ability to fulfill the Fund’s objective to deliver attractive current income and total returns over the life of the Fund. • The Board and management are committed to continued thoughtful actions designed to enhance long - term shareholder value and to improve the discount between the Fund’s net asset value (NAV) and its market price. • The Fund has consistently outperformed its benchmark and its peer Funds. • The Fund’s limited - term structure is designed to benefit long - term shareholders, by providing shareholders liquidity at the end of the term at NAV and therefore eliminating the market price discount (if any). • The Fund has focused on shareholder - friendly actions to enhance value, including: — Senior Notes Issuance to lock in efficient fixed - rate leverage; — Increased Dividend by 15% in September 2023; — Acquisition of two Closed - End Funds to improve scale and trading liquidity; and — Management Fee Reduction beginning June 1, 2025 through November 30, 2025. — Rights Offering in May 2025 was over - subscribed, primarily by existing shareholders, confirming shareholder confidence in the Fund and Angel Oak as the current investment adviser

Experienced Trustees 15 The Fund’s Trustees have decades of experience in senior executive roles at leading asset managers, including J.P. Morgan, Raymond James, TCW, and Invesco. Deep Expertise Active Oversight Independent Governance • Significant closed - end fund, investment company, and business leadership experience; • Consistent Independent Trustees across the Angel Oak fund complex provides efficiency, cost savings, and other advantages; • Best positioned, and fully embrace their duty, to protect and further the long - term interest of all shareholders; • Strong track record of taking decisive actions to deliver performance, address the discount and enhance value for all shareholders; and • Confident in their ability and the ability of the Fund and its investment team to perform over the long term and to deliver on the Fund’s investment objective. Attributes of Incumbent Trustees

Experienced Nominees Angel Oak Capital Advisors, LLC 16 Andrea Mullins • Ms. Mullins worked in the Asset Management and Mutual Funds industry at Raymond James from 1990 - 2010; her experience includes accounting, compliance, and operations. • Ms. Mullins retired as Chief Financial Officer of Eagle Family of Funds (now Carillon Family of Funds) in 2010. • From 2014 - 2022, Ms. Mullins was an independent contractor and Chief Compliance Officer (CCO) with SWM Advisors. She remains an independent contractor with SWM Advisors. • Additional independent trustee positions: Trustee and Audit Committee Chair for Valued Advisers Trust (since 2013); Chairperson since 2017. Trustee and Audit Committee Chair for The Cushing Family of Funds (since 2021). Trustee and Audit Committee Chair for CRM Mutual Fund Trust (since 2025). • Ms. Mullins is also the Chair of the Fund’s Compliance Oversight Committee. Keith Schappert • Mr. Schappert has over 49 years of experience in the investment management industry. He has been an independent financial services consultant for his own consulting business, Schappert Consulting, LLC, since 2008. • Previously Mr. Schappert has served a variety of management roles for various financial and investment companies throughout his career, including as President and CEO of J.P. Morgan Investment Management, President and CEO of Federated Investment Advisory Companies, and Vice Chairman of the Americas for Credit Suisse. • Previous independent trustee / board positions: Director, Commonfund Capital, Inc (2015 - 2022); Trustee, Mirae Asset Discovery Funds (2010 - 2023) . • Mr. Schappert is also the Chair of the Fund’s Valuation and Risk Oversight Committee.

Response to Trevor Montano’s Proxy Statement 17 Mr. Montano has recommended that shareholders vote for HIMSELF and AGAINST the incumbent Class II Trustee nominees. • The Fund’s current Trustees have been involved with the Fund since its inception in 2019 and therefore fully understand the Fund’s business and investment strategy, contrary to Mr. Montano’s assertions. • An independent Trustee recently invested in the Fund. • Mr. Montano began investing in the Fund in October 2024, presumably because it appeared to be a good investment with a good track record. • Mr. Montano does not appear to have any experience as a Board member overseeing a closed - end investment company which requires governance skills that are very different from a portfolio manager. • Mr. Montano’s experience is limited to government, investment banking, and a single private investment firm that is no longer registered with the SEC or any state. • The Nominating and Governance Committee and the Board (each excluding Ms. Mullins and Mr. Schappert) considered Mr. Montano’s nomination and, after thorough and careful considerations, determined not to nominate Mr. Montano based on the reasons above, among others. • The credentials and experience of Mr. Schappert and Ms. Mullins outweigh those of Mr. Montano.

Appendix

Board of Trustees Biographies 19 Class I Trustees Independent Trustee Alvin R . Albe, Jr . has over 34 years of experience in the investment management industry, including having served as executive management for a large asset management firm and its affiliated investment companies . Mr . Albe is a Certified Public Accountant (non - practicing) and has past experience as a member of the board and audit committee of a publicly held company . Mr . Albe is an audit committee financial expert of the Fund . The Board believes that Mr . Albe’s experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that he possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund . Interested Trustee Cheryl M . Pate has over 20 years of experience in the financial services industry . Ms . Pate has served in various portfolio management capacities for Angel Oak since 2017 , including serving as portfolio manager for certain Angel Oak funds and managing separately managed accounts . Prior to joining Angel Oak, she spent 10 years with Morgan Stanley, where she worked in equity research focusing on the financial sector, and led the Consumer & Specialty Finance research team as an Executive Director and Senior Lead Analyst . The Board believes that Ms . Pate’s experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that she possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund .

Board of Trustees Biographies 20 Class II Trustees Independent Trustees Andrea N . Mullins worked in the Asset Management and Mutual Funds industry at Raymond James from 1990 - 2010 and her experience includes accounting, compliance, and operations . Ms . Mullins retired as Chief Financial Officer of Eagle Family of Funds (now Carillon Family of Funds) in 2010 . From 2014 to 2022 , Ms . Mullins was an independent contractor and CCO with SWM Advisors . She remains an independent contractor with SWM Advisors . In addition to this experience, Ms . Mullins also has experience serving as a Trustee for Valued Advisers Trust since 2013 and as its Chairperson since 2017 . Ms . Mullins is also an independent trustee for The Cushing Family of Funds . The Board believes that Ms . Mullins’ experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that she possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund . Keith M . Schappert has over 49 years of experience in the investment management industry . He has been an independent financial services consultant for his own consulting business, Schappert Consulting, LLC, since 2008 and has served a variety of management roles for various financial and investment companies throughout his career . The Board believes that Mr . Schappert’s experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that he possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund .

Board of Trustees Biographies 21 Class III Trustees Independent Trustee Ira P . Cohen has over 43 years of experience in the financial services industry . He served as Executive Vice President of Recognos Financial, a premier provider of semantic data analysis for the financial services industry, from 2015 to 2021 and he has been an independent financial services consultant since 2005 . Mr . Cohen has served a variety of management roles for various financial and investment companies throughout his career . Additionally, Mr . Cohen serves as an independent trustee of the trust in which the Adviser’s first mutual fund was launched . The Board believes that Mr . Cohen’s experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that he possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund . Interested Trustee Clayton Triick has served in various portfolio management capacities for Angel Oak since 2011 . In addition to serving as portfolio manager for Angel Oak Funds, Mr . Triick is responsible of managing Angel Oak’s separately managed account clients, including depository institutions . Prior to joining Angel Oak, he worked for YieldQuest Advisors, where he was a member of the investment committee focusing on the interest rate risk, currency risk, and commodity exposures of the portfolios alongside directly managing the closed - end fund allocations within the portfolios and individual accounts . The Board believes that Mr . Triick’s experience, qualifications, attributes and skills on an individual basis and in combination with those of the other Trustees lead to the conclusion that he possesses the requisite skills and attributes as a Trustee to carry out oversight responsibilities with respect to the Fund .

Sharpe Ratio 22 0.1 0.0 0.0 0.2 0.1 Index Peers (NAV) Peers (Price FINS (NAV) FINS (Price) Year - to - Date 0.7 0.8 0.8 3.5 1.5 1 - Year Period (0.4) (0.3) 0.0 (0.2) 0.1 3 - Year Period (0.7) (0.0) 0.1 0.3 0.2 5 - Year Period 1 Source: Morningstar and UBS. 2 1 - year, 3 - year, and 5 - year periods are displayed on an annualized basis. 2 Peers represent Western Asset Premier Bond Fund (WEA), John Hancock Income Securities Trust (JHS), Blackrock Credit Allocatio n Income Trust (BTZ) and Nuveen Core Plus Impact Fund (NPCT). Index represents The Bloomberg US Aggregate Bond TR Index.

Angel Oak Capital Advisors is located in Atlanta, GA New York, NY and Seattle, WA. To learn more about the Angel Oak Funds, s pea k with a member of the investment team, receive monthly investor updates, or schedule a face - to - face meeting, please contact Angel Oak at : Angel Oak Capital Advisors, LLC 23 ©2023 Angel Oak Capital Advisors, which is the adviser to the Angel Oak Funds. ATLANTA OFFICE Angel Oak Capital Advisors 3344 Peachtree RD NE, Suite 1725 Atlanta, GA 30326 Toll Free: 888.685.2915 info@angeloakcapital.com SEATTLE OFFICE Angel Oak Capital Advisors, LLC 7853 SE 27 th Street, Suite E284 Mercer Island, WA 98040 Toll Free: 888.685.2915 info@angeloakcapital.com NEW YORK OFFICE Angel Oak Capital Advisors, LLC 145 West 57th Street, 19 th Floor New York, NY 10019 Direct: 646.798.8827 info@angeloakcapital.com